EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:

Jeff Young		Sandra Smith
Media Relations	—or—	Investor Relations
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com
AKAMAI ELECTS STRATEGY CONSULTANT AND BEST-SELLING BUSINESS
AUTHOR GEOFFREY MOORE TO ITS BOARD OF DIRECTORS
CAMBRIDGE, MA — October 18, 2006 — Akamai Technologies, Inc. (NASDAQ: AKAM), the leading global service provider for accelerating content and business processes online, today announced the election to its Board of Directors of Geoffrey A. Moore, the well-known business strategy consultant, best-selling author, and a Managing Director at TCG Advisors.
Moore has made the understanding and utilization of “disruptive technologies” the core of his life’s work. His books, Crossing the Chasm, Inside the Tornado, The Gorilla Game and Living on the Fault Line are best sellers and required reading at leading business schools. His most recent book, Dealing with Darwin: How Great Companies Innovate at Every Phase of Their Evolution, was published in January of 2006.
“It is an honor to welcome Geoffrey to our Board of Directors,” said Paul Sagan, president and CEO of Akamai. “Geoffrey’s vast expertise in the dynamics of developing and marketing high-tech products will be an important asset to Akamai as we seek to achieve our goal of providing the best possible services to enable our customers to grow their online businesses.”
“Akamai is one of the best examples of a business that has successfully taken its core offering ‘across the chasm,’ turning early adopters into widespread supporters of its unique technology,” said Moore. “Akamai has been achieving market successes as the leader in the ‘tornado’ market of digital content distribution and application acceleration services. I am looking forward to helping the company capitalize even further on this large-scale opportunity.”
Moore divides his time between consulting on business transformation challenges in his practice at TCG Advisors, where he advises established enterprises on strategy and innovation, and his role as venture partner at Mohr Davidow Ventures, where he works with entrepreneurial management teams to help them bring “disruptive innovations” to market. He provides marketing strategy and organizational services to many leading high technology companies. Prior to TCG Advisors and the founding of The Chasm Group, Moore was a principal and partner at Regis McKenna, Inc., a leading high-tech marketing and communications company. He holds a bachelors degree from Stanford University and a Ph.D. from the University of Washington.

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Akamai also announced that C. Kim Goodwin is resigning from its Board of Directors effective as of November 15, 2006 as a result of her appointment to a senior position in Credit Suisse’s Asset Management business, based in Europe. She joined Akamai’s Board in February 2004. In her new role at Credit Suisse, Goodwin will be responsible for the management of all Credit Suisse equity products in the Americas, Europe and Asia Pacific, as well as all multi-country equity products.
“I want to thank Kim for her tremendous contributions to Akamai,” Sagan said. “She has been instrumental in providing insightful strategic guidance that contributed to Akamai’s success over the past several years. We will miss her, and we wish her great success with her new endeavor.”
“I thoroughly enjoyed my experience on the Akamai Board, and am leaving only because my new position in Europe precludes being able to continue to fully serve the interests of Akamai shareholders,” Goodwin said. “I have complete confidence in the Company’s management and strategy, and I wish them well in the future.”
About Akamai
Akamai® is the leading global service provider for accelerating content and business processes online. Thousands of organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.
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